Exhibit 10.N


                 AMERICAN STORES COMPANY


                     KEY MANAGEMENT


          ANNUAL INCENTIVE PLAN FOR FISCAL 1994

                           AMERICAN STORES COMPANY

                   KEY MANAGEMENT ANNUAL INCENTIVE PLAN
                   ____________________________________


I am pleased to inform you that you have been selected to participate in the American Stores Company Key Management Annual Incentive Plan for the fiscal year 1994. The basic objective of this incentive plan is to achieve an improvement in earnings. Earnings is a key element for measuring the success of the Company and provides a fair method to measure the performance of all who share in the Plan.

OVERVIEW
________

The Plan has been designed to provide an incentive to focus on achieving and exceeding the annual earnings target. The Plan has adopted a weighting of 100% on earnings. The maximum payout as a percent of base wage will be equal to your bonus level times 250%. As you know, management has decided that ongoing staff reductions are essential to the viability of the business. Accordingly, the amount of bonus earned under this Plan will be reduced by 16.66% if the Company-wide administrative headcount reduction goal of 600 full-time equivalents and $20,000,000 in salary and target bonus is not achieved by the fourth quarter of FY '94.

Each participant will have an expected incentive award equal to a specified percentage of his or her average annual salary during the fiscal year. For this purpose, average annual salary is defined as the base pay an individual received during the fiscal year of January 30, 1994 through January 28, 1995. Each participant will be informed of his or her percentage participation which is determined by each individual's job classification and responsibilities.

(The payout relationships indicated in this document are for a bonus participant whose bonus level is at 30% of base wage; participants at different bonus levels are prorated from this level. Exhibit I will assist you in estimating your bonus payout amount.)

IMPROVEMENT IN EARNINGS
_______________________

Participants in the Plan will be awarded, subject to achieving the administrative headcount and wage reduction goals as noted above, an incentive payment based on the increase in adjusted earnings in the current fiscal year over the base earnings. Adjusted earnings equal consolidated earnings before tax, adjusted for gains or losses and any one-time non-recurring events. The LIFO amount to be used for bonus purposes will not vary from the budgeted amount. The base earnings objective for fiscal 1994 is $___________. The base earnings at which point the bonus will begin to be earned is $___________ or 77% of $___________.


The following describes the relationships of earnings to bonus payouts:

                  % of Target                   % of Base
                    Earnings                    Wage Earned
                    ________                    ___________
                  77% - 99.99%                1.304348% for each 1%
                  100% - 123%                 1.956521% for each 1%


AMERICAN STORES COMPANY
KEY MANAGEMENT ANNUAL INCENTIVE PLAN (cont.)



SUMMARY & ADMINISTRATION
________________________

Key Management employees transferred to other operating companies or transferred to other incentive plans will share in the American Stores Company Plan in the proportion to the time worked in any full months under the Plan during the fiscal year. For this purpose, full month is defined as any month in which the participant works more than 50% of the business days (including paid holidays). For example, if an individual worked under the Plan for 9 months and then was transferred or promoted to another position carrying with it participation in another incentive plan, that individual would receive three-fourths of the incentive compensation to which she/he would have been entitled if she/he remained under the Plan for the full fiscal year.

For those bonus payments made after the calendar year in which the employee retires at or after 57, or in the case of death, an additional payment will be made at the same time the bonus payment is made. The calculation for this payment will be:

Bonus payment X the latest available company contribution on pay factor

                                   Plus

Bonus payment X 6% X the latest available company match on personal deposits factor

Being a member of the Key Management Annual Incentive Plan should not be construed as a contract for employment, nor an agreement on the part of management of the Company for such employment. Termination of employment of a participant for any reason except retirement, death or disability prior to the end of the fiscal year shall, except at the approval of the President and CEO of American Stores Company, be cause for cancellation of all rights to a bonus award for that year. Those employees who retire at age 57 or older or leave employment due to death or permanent disability will be paid a bonus amount proportionate to the number of full months completed in the fiscal year.

Employees who are on sick leave in excess of one month will forfeit their share of bonus accrued during their illness unless otherwise approved by the President and CEO of American Stores Company.

Incentive compensation shall be computed on the results of the operation of the full fiscal year January 30, 1994 through January 29, 1995 as adjusted. The determination of adjusted earnings will be made by the Compensation and Stock Option Committee of American Stores Company and will be conclusive with respect to all incentive awards to be paid. With this in mind, it is the intention of the Company that all incentive payments for fiscal year 1994 will be paid in April 1995.








                                    EXHIBIT I
                                    _________






Steps to estimate your bonus payout:

1. Locate on the attached table the value that is next to the expected earnings achievement for fiscal year 1994.

    Example:  If you expect that earnings will be 103% of target, the   value
is
    119.57% which is the percentage of bonus you will earn.

2.  Use the value determined above in the formula below.

    Fiscal wage          X  Bonus Level    X    Value       =     Estimated
                            Participation       from              Bonus
                            (as indicated on    #1                Payment
                            your cover letter)


    Example:              Fiscal wage Feb. 94-Jan. 95       =     $50,000
                          Bonus Level                       =         30%
                          Earnings as % of Target           =        103%


    50,000               X     30%     X      119.57%       =     *$17,935.50
                                                                   ==========



*If the headcount and wage reductions are not met, this $17,935.50 bonus will be reduced by 16.66% to: $14,946.25.
                          ==========
























                   ANNUAL INCENTIVE PLAN PAYOUT TABLE FOR FY 94



 PERCENT OF                                 PERCENT OF
   EARNINGS                                   EARNINGS
     TARGET         PERCENT OF                  TARGET         PERCENT OF
ACHIEVEMENT       BONUS EARNED             ACHIEVEMENT       BONUS EARNED
___________       ____________             ___________       ____________

     77.00%              0.00%                 101.00%            106.52%
     78.00%              4.35%                 102.00%            113.04%
     79.00%              8.70%                 103.00%            119.57%
     80.00%             13.04%                 104.00%            126.09%
     81.00%             17.39%                 105.00%            132.61%
     82.00%             21.74%                 106.00%            139.13%
     83.00%             26.09%                 107.00%            145.65%
     84.00%             30.43%                 108.00%            152.17%
     85.00%             34.78%                 109.00%            158.70%
     86.00%             39.13%                 110.00%            165.22%
     87.00%             43.48%                 111.00%            171.74%
     88.00%             47.83%                 112.00%            178.26%
     89.00%             52.17%                 113.00%            184.78%
     90.00%             56.52%                 114.00%            191.30%
     91.00%             60.87%                 115.00%            197.83%
     92.00%             65.22%                 116.00%            204.35%
     93.00%             69.57%                 117.00%            210.87%
     94.00%             73.91%                 118.00%            217.39%
     95.00%             78.26%                 119.00%            223.91%
     96.00%             82.61%                 120.00%            230.43%
     97.00%             86.96%                 121.00%            236.96%
     98.00%             91.30%                 122.00%            243.48%
     99.00%             95.65%                 123.00%            250.00%
    100.00%            100.00%



                   ACTUAL CALCULATIONS WILL USE 4 DECIMAL PLACES